Exhibit 77(d)

POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

Effective December 8, 2000, the Fund changed its investment policies to indicate that the Fund may take temporary defensive measures and invest in medium and large companies in the Asian region.